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                                                                    EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT


        Domestic Subsidiaries

        -         AC BIOGAS Corp.                          (Nevada)
        -         Aqua-Chem International, Ltd.            (Nevada)
        -         CB-Kramer Sales and Service, Inc.        (Delaware)
        -         Cleaver-Brooks Company, Inc.             (Wisconsin)
        -         Industrial Combustion, Inc.              (Wisconsin)

        Foreign Subsidiaries

        -         Cleaver Brooks of Canada Ltd.            (Canada)
        -         Cleaver Brooks De Mexico S.A.            (Mexico)
        -         Aqua Chem GmbH                           (Germany)
        -         Aqua Chem International, Inc.            (U.S. Virgin Islands)
        -         ICI Burners, Ltd.                        (Canada)